UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HECKMANN CORPORATION

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75080 Frank Sinatra Drive

Palm Desert, California 92211

www.heckmanncorp.com

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Heckmann Corporation (NYSE: HEK) to be held on Friday, May 7, 2010 at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate office located at 75080 Frank Sinatra Drive, Palm Desert, California 92211.

We are pleased to take advantage of the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On March 26, 2010, we mailed to our stockholders of record as of March 15, 2010 a Notice of Annual Meeting of Stockholders as well as a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2009. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials and in the Proxy Statement. We encourage you to carefully read these materials, as well as the Annual Report to Stockholders.

I urge you to participate in Heckmann Corporation’s Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, your vote is very important and I encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card. If you do attend the Annual Meeting, you will of course have the right to revoke your proxy and vote in person if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support of and continued interest in Heckmann Corporation.

Sincerely,

Richard J. Heckmann

Chairman and Chief Executive Officer

March 26, 2010

75080 Frank Sinatra Drive

Palm Desert, California 92211

www.heckmanncorp.com

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

March 26, 2010

To our Stockholders:

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Heckmann Corporation, a Delaware corporation, will be held on Friday, May 7, 2010, at 10:00 A.M., Pacific Daylight Time, at the Company’s corporate offices, located at 75080 Frank Sinatra Drive, Palm Desert, California 92211.

Only stockholders of record that own our common stock at the close of business on March 15, 2010 are entitled to notice of and to vote at this meeting. For ten days prior to the Annual Meeting, a complete list of our stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at 75080 Frank Sinatra Drive, Palm Desert, California 92211.

At the meeting, we will consider the following proposals described in detail in the accompanying Proxy Statement:

1.	To elect two Class III directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2013 or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Richard J. Heckmann and Alfred E. Osborne, Jr. for election as Class III directors at the meeting.

2.	To ratify the appointment of GHP Horwath, P.C. as our independent auditors for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Donald G. Ezzell

Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the postage-paid envelope provided with the proxy card. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 7, 2010

Our Proxy Statement, form of proxy card and our 2009 Annual Report to Stockholders are available at www.heckmanncorp.com in the “Annual Meeting” area of the website.

75080 Frank Sinatra Drive

Palm Desert, California 92211

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75080 Frank Sinatra Drive

Palm Desert, California 92211

www.heckmanncorp.com

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 26, 2010, we mailed to our stockholders of record as of March 15, 2010 (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement, form of proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2009. The Notice of Internet Availability of Proxy Materials also instructs you on how to vote and how to receive a paper copy of the proxy materials by mail.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost to us of conducting our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials by mail or e-mail, you will continue to receive these materials in such manner unless you elect otherwise.

A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Proxy Statement, form of proxy card and Annual Report to Stockholders, may be viewed at www.heckmanncorp.com in the “Annual Meeting” area of the website.

75080 Frank Sinatra Drive

Palm Desert, California 92211

www.heckmanncorp.com

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2010

The accompanying proxy is solicited by the Board of Directors (“Board”) of Heckmann Corporation (the “Company”), a Delaware corporation, for use at its annual meeting of stockholders to be held on May 7, 2010 (“Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described below. We first made this proxy statement (“Proxy Statement”) and the attached proxy card available to stockholders on March 26, 2010. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on March 15, 2010 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, we had 108,750,650 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by such stockholder. Our Bylaws provide that a majority of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required

If a quorum is present, the votes required for the proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

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Proposal 1: The two nominees for Class III director receiving the highest number of votes will be elected Class III directors. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will not have any effect on the election of directors. Note that if your shares are held by a broker or nominee, such broker or nominee will not have authority to vote your shares in the election of directors unless you provide instructions to him or her regarding how you would like your shares to be voted.

•

Proposal 2: The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will not have any effect on the outcome of this proposal.

Solicitation of Proxies

We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we will reimburse these brokers and nominees for their reasonable expenses incurred in so doing.

Voting Instructions

All shares of our common stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a proxy, the shares represented by such proxy will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and on the proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card.

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Background

We have a classified Board currently consisting of six members, all but one of whom are non-employee directors, divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year staggered terms that expire in successive years. Our Class III directors’ terms expire this year. Accordingly, we are holding an election for our Class III directors at the Annual Meeting, with the Class III directors, if elected, to serve three-year terms.

In connection with our acquisition of China Water and Drinks Inc. in October 2008, our Board adopted resolutions increasing the size of the Board to eight members and, therefore, we have two vacancies on the Board. However, we are not holding an election at this time to fill these vacancies and proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement. The Board is currently considering whether to fill these two vacancies or reduce the size of the Board to six members.

The Board has nominated Richard J. Heckmann and Alfred E. Osborne, Jr. for election as Class III directors for three-year terms expiring at the annual meeting of stockholders to be held in 2013 or until their successors are elected and qualified, or their earlier death, resignation or removal. If the nominees decline to serve or become unavailable for any reason, or if any additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may  designate. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

Vote Required and Board Recommendation

If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum, but will have no effect on the result of the vote. The principal occupation with our Company and certain other information is provided below with respect to the Class III nominees as well as the Class I and Class II directors whose terms of office will continue after the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Information Regarding Directors and Nominees

The following table sets forth information regarding our current directors, including the Class III nominees proposed to be elected at the Annual Meeting. There are no family relationships between any directors or named executive officers of the Company.

Name	Position with our Company	Age	Director Since
Class III Directors Nominated for Election at the 2010 Annual Meeting of Stockholders and Whose Terms, if Elected, Will Expire at the 2013 Annual Meeting of Stockholders:

Richard J. Heckmann	Chairman and Chief Financial Officer	66	2007
Alfred E. Osborne, Jr.	Director	66	2007

Class I Directors Whose Terms Expire at the 2011 Annual Meeting of Stockholders:

Lou Holtz	Director	72	2007
Edward A. Barkett	Director	43	2008

Class II Directors Whose Terms Expire at the 2012 Annual Meeting of Stockholders:

Dan Quayle	Director	63	2007
Andrew D. Seidel	Director	47	2008

Nominees for Re-election at the 2010 Annual Meeting (Class III)

Richard J. Heckmann has served as a director since May 2007. Mr. Heckmann previously served as Chief Executive Officer and Chairman of the board of directors of K2 Inc., a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007. K2 was acquired by Jarden Corporation on August 8, 2007, and Mr. Heckmann joined the board of directors of Jarden Corporation. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled revenues, which grew from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006 and tripled net income which grew from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, Mr. Heckmann founded United States Filter Corporation in 1990 and was its Chief Executive Officer. Through a series of acquisitions, United States Filter Corporation grew from annualized revenues of approximately $17 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. In addition to 40 years of executive management of large operating companies, Mr. Heckmann has extensive experience with business acquisitions. While he was with United States Filter Corporation, it consummated over 150 acquisitions, ranging up to $1.7 billion in value. Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of United States Filter Corporation’s and K2’s acquisitions. During Mr. Heckmann’s tenure at K2, K2 consummated over 20 acquisitions, the largest of which was valued at $150 million. Mr. Heckmann is also part owner of the National Basketball Association’s Phoenix Suns franchise. In 1971, Mr. Heckmann founded and became Chairman of the Board of Tower Scientific Corporation, which grew into the largest manufacturer of custom prosthetic devices in the United States. In 1977, Tower Scientific was acquired by the Hexcel Corporation. Mr. Heckmann is also a founding stockholder of Callaway Golf, Inc. Mr. Heckmann was appointed associate administrator for finance and investment of the Small Business Administration in Washington, D.C., from 1978 to 1979, where he was responsible for small business lending and venture capital investments made by the United States government. He served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. In 2003, Mr. Heckmann was appointed to the Corporate Accountability and Listing Standards Committee, a special governance committee of the New

York Stock Exchange. He also served as chairman of the Listed Company Advisory Committee of the New York Stock Exchange from 2001 to 2003. Mr. Heckmann has served on many public and private company Board’s during the past 40 years and the Company is a direct beneficiary of that service and experience. Mr. Heckmann has served in executive management positions during the past 40 years with many public and private companies, as well as federal government service, and the Company is a direct beneficiary of that service and experience.

Alfred E. Osborne has served as a director since May 2007. Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company, and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne has served on many public and private company Board’s during the past 30 years, including service on audit and governance committees, and the Company is a direct beneficiary of that service and experience. Dr. Osborne is a recognized leader, in both academia and the private sector, in organizational management and corporate governance, and the Company is a direct beneficiary of all of Dr. Osborne’s skills, attributes, and experience.

Directors with Terms Expiring at the 2011 Annual Meeting (Class I)

Lou Holtz has served as a director since May 2007. Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit. Mr. Holtz has served on many public and private company Board’s during the past 20 years, including board and committee service with United States Filter Corporation and K2, Inc., and the Company is a direct beneficiary of that service and experience. Mr. Holtz is a nationally recognized speaker often engaged by public and private businesses, government, and military organizations to provide insight and guidance on leadership and motivational issues applicable to multiple generations of executives, managers, and employees and the Company is a direct beneficiary of Mr. Holtz’ reputation, skills, and experience.

Edward A. Barkett has served as a director since February 2009. Mr. Barkett is the president and founder of Atlas Properties, Inc., a real estate development and management firm. Mr. Barkett is also a member of the board of directors of Basha’s, Inc. the largest grocery store chain in the State of Arizona, and a member of the board of directors of the San Joaquin Partnership, a public/private economic development corporation dedicated to job creation in San Joaquin County, California. For nearly 20 years, Mr. Barkett has been actively involved in building and managing complicated businesses, and in real estate investing, development, construction, leasing, and financing throughout the United States. Mr. Barkett received a Bachelor of Arts degree in Economics from the University of California at Los Angeles in 1988, and Juris Doctorate and Master of Real Estate Development degrees from the University of Southern California in 1991. In addition to his business experience, Mr. Barkett brings organizational and leadership skills to his service on the Company’s Board or Directors, as well as experience in finance and accounting to his service on the Audit Committee.

Directors with Terms Expiring at the 2012 Annual Meeting (Class II)

Dan Quayle has served a director since May 2007. Mr. Quayle served as a congressman and senator from the State of Indiana and as the 44th Vice President of the United States. During his tenure as Vice President,

President George H.W. Bush named Mr. Quayle to head of the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. Mr. Quayle has made official visits to numerous countries and was chairman of the National Space Council. Since leaving public office in 1993, Mr. Quayle has authored three books, including Standing Firm, A Vice-Presidential Memoir. He established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management in Phoenix, Arizona. In 1999, Mr. Quayle joined Cerberus Capital Management, one of the world’s leading private investment firms, with over $27 billion in committed capital and offices in New York, Chicago, Los Angeles, Atlanta, London, Baarn (The Netherlands), Frankfurt, Osaka and Tokyo, and currently serves as chairman of Cerberus Global Investments. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing for Cerberus in North America, Asia and Europe. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan. In addition, Mr. Quayle has served on many public and private company Board’s during the past 20 years, including board and committee service with United States Filter Corporation and K2, Inc., and the Company is a direct beneficiary of that service and experience. The Company is also a direct beneficiary of Mr. Quayle’s leadership and service on the Nominating, Governance, and Compensation Committees of the Board.

Andrew D. Seidel has served as a director since October 2008. Since 2006, Mr. Seidel has served as the Chief Executive Officer of Underground Solutions, Inc., a water infrastructure and pipeline company located in Poway, California. From 2000 to 2005, Mr. Seidel served as the Chief Executive Officer of United States Filter Corporation, then a wholly-owned subsidiary of Veolia Environment (NYSE: VE), until its sale to Siemens, AG. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of U.S. Filter. From 1990 to 1991, he was a senior consultant with Deloitte & Touche Management Consulting and from 1984 to 1989, he held various positions of increasing responsibility within the rocket motor engineering and specialty chemical divisions of Hercules, Inc. Mr. Seidel currently serves as an Advisory Council Member of Vantage Point Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a director of Aqua America (NYSE:WTR), United States Filter Corporation (NYSE:USF) and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to Home Depot in 2006. Mr. Seidel received his BSE in Chemical Engineering from the University of Pennsylvania in 1984, and his MBA from The Wharton School, University of Pennsylvania, in 1990. In addition to executive positions with U.S. Filter, the Company directly benefits from Mr. Seidel’s 19 years of water industry experience, as well as his experience serving with other public and private companies, including four years in executive and board positions with Veolia Environment, and four years in executive and board positions with Underground Solutions, Inc. Mr. Seidel also has extensive experience with financial accounting, SEC compliance, and Sarbanes-Oxley protocols, and he brings all of these skills and attributes to his service on the Company’s Board and the Audit Committee.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We believe that effective corporate governance is critical to our long-term success and ability to create value for our stockholders. In connection with our initial public offering, or IPO, our listing on the American Stock Exchange in November 2007 and our later listing on the New York Stock Exchange (“NYSE”) in May 2008, and from time to time as appropriate, the Board reviewed our existing corporate governance policies and practices, as well as related provisions of The Sarbanes-Oxley Act of 2002, current and proposed rules of the Securities and Exchange Commission (“SEC”), and the corporate governance requirements of our exchange. Based upon its review, the Board has approved charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability, and responsibility with respect to the Company and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, and the charters for each of our Board committees are available in the “Governance” section of our website at www.heckmanncorp.com, and are available free of charge upon request addressed to Secretary, Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, California 92211.

Director Independence

We currently have six directors on our Board. The rules of the NYSE require listed companies to have a board of directors with at least a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As required by SEC regulations, the Board has adopted independence standards based on NYSE rules. Under these standards, a director is not independent if:

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The director is, or has been within the last three years, an employee of the Company or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director or committee fees and pension and other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current partner or employee of a firm that is the Company’s internal or external auditor, or the director has an immediate family member who is a current partner of such a firm or is a current employee of such a firm and personally works on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

On the basis of these standards, the Board has determined that Messrs.  Quayle, Osborne, Holtz, Seidel, and Barkett are independent under the NYSE rules.

Executive Sessions

NYSE rules require the Company’s non-management directors to meet at regularly scheduled executive sessions without management. Our Corporate Governance Guidelines, which are discussed more fully below under “Corporate Governance Guidelines,” provide that our non-management directors will meet in executive session without management directors or management present on a regularly scheduled basis, but not less than two times a year. We adopted our Corporate Governance Guidelines in connection with the listing of our common stock on the NYSE, which occurred on May 23, 2008. Our non-management directors held two executive sessions during 2009. The director to preside during the executive sessions is determined at the beginning of the meeting.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. These committees were established in connection with our IPO process. Each of the Board committees operates under a written charter adopted by the Board. The Board committee charters are available in the “Governance” area of our website at www.heckmanncorp.com. Each committee consists of three persons, none of whom is employed by us and all of whom are independent under NYSE rules.

Members of the Audit Committee must also satisfy an additional SEC independence requirement, set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as director, or otherwise be an “affiliated person” of the Company. The Board has determined that Messrs. Osborne, Seidel, and Barkett, each of whom is a member of our Audit Committee, all satisfy the heightened SEC independence requirements for Audit Committee members.

The Board and its committees meet periodically in person and via conference calls throughout the year, and also hold special meetings and act by written consent from time to time as appropriate. The Board held two meetings during 2009, and the non-management members of the Board held one executive session. In 2009, each director attended the two Board meetings held during the period for which such person served as a director. In addition, in 2009, each director, attended at least 75% of the aggregate of the total number of other periodic in person and teleconference meetings of the Board and the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Dan Quayle		Chair	Chair
Alfred E. Osborne, Jr.	Chair	X	X
Lou Holtz		X	X
Andrew Seidel	X
Edward A. Barkett	X
Number of Meetings held in 2009	5	3	1

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Directors are strongly encouraged to attend our annual meetings of stockholders, and we currently expect all of our directors to be in attendance at the Annual Meeting on May  7, 2010.

Audit Committee

The members of the Audit Committee are Dr. Osborne (Chair), and Messrs. Seidel and Barkett. As noted above, all members of the Audit Committee meet the independence requirements of the NYSE and the additional independence requirements of the SEC. The Audit Committee’s written charter can be found in the “Governance” section of our website at www.heckmanncorp.com. The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include the following:

•	selecting and hiring of our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	reviewing and approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing with management and our independent auditors the results of our annual and quarterly financial statements;

•	reviewing with management and our independent auditors any earnings announcements or other public announcements concerning our operating results;

•	reviewing and approving any related party transactions; and

•

overseeing, discussing with our Board, management and our independent auditors, and, as necessary, makes recommendations to our Board regarding how to address, risks relating to accounting matters, financial reporting and legal and regulatory compliance and developments, and the services provided by our independent auditors.

Audit Committee Financial Expert. The Board has also determined that Dr. Osborne and Mr. Seidel qualify as “audit committee financial experts” as defined under SEC rules and regulations implementing Section 407 of The Sarbanes-Oxley Act of 2002. The Audit Committee’s report appears on page 16 of this Proxy Statement.

Compensation Committee

The members of the Compensation Committee of the Board are Mr. Quayle (Chair), Dr. Osborne, and Mr. Holtz. As noted above, all members of the Compensation Committee meet the independence requirements of the NYSE, and all are independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and independent non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee’s written charter can be found in the “Governance” section of our website at www.heckmanncorp.com. The Compensation Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers.

On behalf of the Board, the Committee monitors and assists the Board in determining compensation for our senior management, directors and employees. The Compensation Committee’s responsibilities include the following:

•	setting performance goals for our officers and reviewing their performance against these goals;

•	reviewing and recommending compensation and benefit plans for our officers and compensation policies for the Board and members of the Board committees;

•	reviewing the terms of offer letters to and employment agreements and arrangements with our officers;

•	independently assessing external market information on industry compensation practices;

•

reviewing and discussing with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and determining whether to recommend to the Board that such section be included in our Proxy Statement and in our annual report on Form 10-K;

•	producing an annual report on executive compensation for inclusion in our Proxy Statement; and

•

overseeing, discussing with our Board and management, and, as necessary, making recommendations to the Board regarding how to address, risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee may retain its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Board and the Compensation Committee do not discuss or make decisions regarding an executive officer’s compensation in the presence of such executive officer. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” appearing on page 19 and the Compensation Committee’s report on page 21 of this Proxy Statement.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Quayle (Chair), Dr. Osborne, and Mr. Holtz. As noted above, all members of the Nominating and Governance Committee meet the independence requirements of the NYSE. The Nominating and Governance Committee’s written charter can be found in the “Governance” section of our website at www.heckmanncorp.com. On behalf of the Board, the Nominating and Governance Committee assists the Board by identifying individuals qualified to become directors consistent with criteria established by the Board. The Nominating and Governance Committee’s responsibilities include the following:

•	evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board;

•	administering a policy for considering nominees for election to the Board;

•	overseeing our director’s performance and self-evaluation process;

•	developing continuing education programs for the Board;

•	reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes;

•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics and our insider trading policy; and

•

overseeing, discussing with our Board and management, and, as necessary, making recommendations to the Board regarding how to address, risks relating to management and Board succession planning, ethics, corporate governance and business practices.

Selection of Board Nominees

The Nominating and Governance Committee reviews the qualifications of potential director candidates in accordance with its charter and our Corporate Governance Guidelines, which are discussed below.

The Nominating and Governance Committee’s consideration of a candidate as a director includes assessment of the individual’s understanding of our business, the individual’s professional and educational background, skills, and abilities and potential time commitment and whether such characteristics are consistent with our Corporate Governance Guidelines and other criteria established by the Nominating and Governance Committee from time to time. To provide such a contribution to the Company, a director must generally possess one or more of the following, in addition to personal and professional integrity:

•	experience in corporate management;

•	experience with complex business organizations;

•	experience as a board member or officer of another publicly held company;

•	diversity of expertise, experience in substantive matters related to the Company’s business and professional experience as compared to existing members of our Board and other nominees; and

•	practical and mature business judgment.

The Nominating and Governance Committee may also adopt such procedures and criteria not inconsistent with our Corporate Governance Guidelines as it considers advisable for the assessment of director candidates. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Governance Committee does however recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NYSE rules, and the Nominating and Corporate Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process have created on our Board diversity of a type that is effective for our Company because our current Board members have a wide variety of business experiences and expertise, including in substantive matters related to our business, and our Board includes professionals from academia and the private and public service sectors.

The Board nominees named in this Proxy Statement were approved by the Nominating and Governance Committee for inclusion in this Proxy Statement, and were each recommended by other members of the Board and, with respect to Mr. Osborne, the Chief Executive Officer.

Stockholder Nominations

Pursuant to our Bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Board may be made at an annual meeting of stockholders only (1) by or at the direction of the Board or (2) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations by Stockholders must be made pursuant to timely notice in proper written form to our Secretary.

Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or more than 60 days after the anniversary of the prior year’s annual meeting, notice of nominations by a stockholder for the current year’s annual meeting must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which we first publicly announce the date of such meeting.

To be in proper written form, our Bylaws provide that a stockholders’ notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

In addition, the stockholder’s notice to our Secretary with respect to persons that the stockholder proposes to directly nominate as a director must set forth (a) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including their name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by such candidate, and the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) as to the stockholder proposing to make such nomination, the same information as is described above with respect to proposals to be made by a stockholder.

The Nominating and Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Governance Committee, c/o Secretary, Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, California 92211.

The Nominating and Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

Stockholder Communications with the Board

Stockholders may communicate with any of the Company’s directors, including the chair of any of the committees of the Board or the non-management directors as a group by writing to them c/o Secretary, Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, California 92211. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board or any specific committee member, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Code of Business Conduct and Ethics is available in the “Governance” section of the Company’s website at www.heckmanncorp.com and a printed copy may also be obtained by any stockholder upon request. Requests for copies should be directed to the Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, California 92211, Attention: Secretary. The Company intends to post amendments to or waivers, if any, from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website. Among other matters, this Code of Business Conduct and Ethics is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations and stock exchange rules;

•	prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Nominating and Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available in the “Governance” section of our website at www.heckmanncorp.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, California 92211, Attention: Secretary.

Among other matters, the guidelines include the following:

•	Membership on the Board will be made of up a majority of independent directors who, at a minimum, meet the criteria for independence required by NYSE rules.

•	Non-management directors will meet in executive session without management directors or management present on a regularly schedules basis, but no less than two (2) times a year.

•	The Board and its committees each conduct an annual self-evaluation.

•	Directors are asked to attend all meetings of the Board and of the committees of which they are members.

•	Directors should ensure that the Company’s business is conducted with the highest standards ethical conduct and in conformity with applicable laws and regulations.

•	To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Board Leadership Structure and Role in Risk Management

Our Corporate Governance Guidelines provide that the Board may select either a combined Chief Executive Officer and Chairman or appoint a Chairman who does not also serve as Chief Executive Officer. Currently, our Chief Executive Officer also serves as Chairman. The Board believes this leadership structure is best for the Company at the current time because it provides the Company with a Chief Executive Officer and our Board with a Chairman who is the principal founder of our Company, and who has gained from a long history of service in executive and board positions, significant expertise with respect to the water business, finance and accounting matters, acquisitions and other strategic matters, and overcoming challenges and seizing upon opportunities public companies encounter. The Board also believes that the current leadership structure achieves independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and through a Board composed of a majority of independent directors. We do not have a designated lead independent director, instead allowing our independent directors as a group the ability to choose who among them is best suited to serve as chairman of each executive session.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Quayle, Holtz, and Dr. Osborne. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

Background

We are asking the stockholders to ratify the Audit Committee’s appointment of GHP Horwath, P.C. as our independent auditors for the fiscal year ending December 31, 2010. GHP Horwath, P.C. is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

GHP Horwath, P.C. representatives are expected to attend the 2010 Annual Meeting via conference call. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Effective December 1, 2008, the Audit Committee engaged GHP Horwath P.C. as our principal auditor. Accordingly, we dismissed Ernst & Young LLP as our independent registered public accounting firm effective December 1, 2008. There were no disagreements or conflicts between Ernst & Young LLP and us. Rather, we decided to engage GHP Horwath P.C. because of the firm’s experience with auditing the financial statements of China Water and Drinks Inc.

During the period May 29, 2007 (inception) through December 31, 2007, and the subsequent interim period through December 1, 2008 (date of dismissal), there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements for any such periods. The report of Ernst & Young LLP regarding our financial statements for the period May 29, 2007 (inception) through December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. We were incorporated in Delaware on May 29, 2007. During the period May 29, 2007 (inception) through December 31, 2007 and the subsequent interim period through December 1, 2008 (date of dismissal), there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v). Ernst & Young LLP has furnished us with a letter addressed to the SEC regarding the above statements, which letter is attached as an exhibit to our current report Form 8-K filed December 5, 2008.

At our request, and in support of a complete transition to GHP Horwath, P.C. as our principal auditor, GHP Horwath, P.C. has also audited our financial statements for the period May 29, 2007 (inception) through December 31, 2007, and provided its audit report on those financial statements, which is included in our Annual Report on Form 10-K for the year ended December 31, 2008. During the period May 29, 2007 (inception) through December 31, 2007 and through December 1, 2008 (the date of the dismissal of Ernst & Young LLP), GHP Horwath, P.C. did not provide us with consultation regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to ratify the appointment of GHP Horwath, P.C. as the Company’s independent auditors for 2010. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will not have any effect on the outcome of this proposal

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GHP HORWATH, P.C AS OUR INDEPENDENT AUDITORS FOR 2010

Independent Auditors’ Fees and Services

The following is a summary of the fees billed to Heckmann Corporation by our independent auditors for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees(1)	$765,346	$599,634
Audit Related Fees(2)	—	18,635
Tax Fees(3)	30,558	54,850
All Other Fees	—	—

Total Fees	$795,904	$673,119

(1)	Includes fees billed for each of 2009 and 2008 for professional services rendered in connection with the audit of our annual consolidated financial statements, reviews of our interim consolidated financial statements included in our Form 10-Q, and assistance with securities offerings, including the review of related documents and issuance of consents. Of the total audit fees for 2008, $239,634 were paid to Ernst & Young LLP prior to its dismissal on December 1, 2008 and $360,000 were paid to GHP Horwath, P.C. subsequent to its appointment on December 1, 2008.

(2)	Includes fees billed in 2008 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

(3)	Includes fees billed in 2009 by GHP Horwath, P.C. and in 2008 by Ernst & Young LLP for tax compliance, tax advice, and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by GHP Horwath, P.C. of audit and non-audit services. GHP Horwath, P.C., may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. All services described above were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates this report by reference.

The Audit Committee is comprised of three non-employee directors—Dr. Alfred E. Osborne, Jr., Andrew D. Seidel, and Edward A. Barkett—and operates under a written charter, adopted by the Board, which is posted on the “Governance” section of the Company’s website at www.heckmanncorp.com. We believe the charter is in compliance with SEC regulations and NYSE rules.

The primary purposes of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the financial statements of Heckmann Corporation, (ii) the independent registered public accounting firm’s qualifications, independence and performance and (iii) the audit of Heckmann Corporation’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by the Company in the preparation of its consolidated financial statements. The Audit Committee also discussed with the Company’s management the process for certifications by the Chief Executive Officer and Chief Financial Officer. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with such firm its independence from the Company and the Company’s management. The Audit Committee also evaluated whether the independent registered public accounting firm’s provision of non-audit services to the Company was compatible with the auditor’s independence and determined it was compatible.

The Board has determined that Dr. Osborne and Messrs. Seidel and Barkett meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NYSE independence rules.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Heckmann Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Alfred E. Osborne, Jr. (Chair)

Andrew D. Seidel

Edward A. Barkett

March 26, 2010

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names and certain biographical information regarding the Company’s executive officers as of March 26, 2010.

Name	Position with our Company	Age	Executive Officer Since
Richard J. Heckmann*	Chairman and Chief Executive Officer	66	2007
Brian R. Anderson	Vice President, Chief Financial Officer and Treasurer	56	2007
Donald G. Ezzell	Vice President, General Counsel and Secretary	47	2007

*	See “Proposal 1—Election of Directors—Information Regarding Directors and Nominees” for biographical information regarding Mr. Heckmann.

Brian R. Anderson, Vice President, Chief Financial Officer and Treasurer

Mr. Anderson serves as our Vice President and Chief Financial Officer. As Vice President he is involved in developing the company’s overall strategy and financial structure, including the financial and accounting controls for all our operating subsidiaries, and he assists in managing the operating activities of our international subsidiaries and investments. As Chief Financial Officer he is responsible for all finance and accounting related functions of the Company and its operating subsidiaries, including SEC reporting and Sarbanes-Oxley compliance. Mr. Anderson joined the Company in 2007 as a consultant, and accepted appointment as Vice President and Chief Financial Officer in 2008. From 2005 through 2007, Mr. Anderson served as the director of business development for K2 Inc., a publicly listed manufacturer of sporting goods equipment, where his responsibilities included managing the domestic and international acquisition strategy for K2. From 2003 through 2005, he served as the director of financial accounting for K2 Inc. where his responsibilities included developing financial policy for K2. From May 2000 through 2003, he served as the corporate controller of US Filter Corporation, a publicly listed provider of water and waste treatment systems and services, and served as assistant corporate controller from January 1997 through May 2000 where his responsibilities included developing and managing all phases of financial reporting for USFilter Corporation. Prior to joining US Filter, Mr. Anderson was the corporate controller for Wheelabrator Engineered Systems, a division of Waste Management. Mr. Anderson received a bachelor’s of arts degree with emphasis in finance and accounting from Oregon State University in 1977.

Donald G. Ezzell, Vice President, General Counsel and Secretary

Mr. Ezzell joined the Company in 2007 and serves as our Vice President, General Counsel, and Secretary. As Vice President he is involved in developing the Company’s overall strategy and corporate development, including the mergers and acquisition process, and he assists in managing the operating activities of our domestic subsidiaries and investments. As General Counsel and Secretary he is responsible for all legal, stock administration, and corporate governance functions of the company and its operating subsidiaries, including SEC reporting and NYSE listing compliance. Previously, from 2000 to 2008, Mr. Ezzell served as the president of Owl Creek Energy Investments, Ltd., a private holding company for oil and gas exploration and operating entities based in Houston, Texas where his responsibilities included oversight of natural gas investments, exploration, and production in producing and disposal wells, field operations, and financial and operations management in the Barnett Shale. He also served as a founder and director of The General Counsel Group, P.C., a business law firm with offices in Los Angeles, California and Houston, Texas where his responsibilities included corporate, securities, real estate, and natural resources law for private and public company clients. Prior to that from 1998 to 2000, he served as chief operating officer and general counsel to Geoworks Corporation, a publicly listed software company in Alameda, California where his chief operating officer responsibilities included oversight of revenue operations and 130 professional and administrative employees, and leading the worldwide professional services and smart phone software engineering groups in Alameda, California, Stockholm, Sweden and Osaka, Japan, and his general counsel responsibilities included all legal, stock administration, and corporate governance functions, including SEC reporting and NASDAQ listing compliance. Prior to that, he was in private practice as a corporate attorney with the national law firms of Arter & Hadden LLP and Thelen Reid & Priest, LLP. Mr. Ezzell is a member of the State Bar of Texas, California, and Colorado, and he received a bachelor’s of arts degree from UCLA in 1985 and a juris doctorate from Hastings College of the Law, University of California, San Francisco, in 1989.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and General Counsel (collectively the “named executive officers”) during the last completed fiscal year. This Compensation Discussion and Analysis focuses on the information contained in the following tables and related footnotes and narrative. The Compensation Committee of the Board oversees the design and administration of our executive compensation program in accordance with the processes and procedures discussed in the Corporate Governance section of this Proxy Statement.

Compensation Philosophy

We believe executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. We also believe that the compensation cost for our employees is an investment in human capital to secure certain knowledge and performance capabilities necessary for our business. To this end, our compensation programs for all employees, including our named executive officers, are designed to: provide a competitive total compensation package sufficient to attract, motivate and retain high caliber, proven performers; support and recognize attainment of tactical and strategic goals of our organization; align employee compensation with the interests of stockholders; and provide retention incentives to secure the services of key contributors to our business over an extended period of time.

The Committee takes into account many factors in determining compensation, including: the total portfolio of responsibilities assumed by the named executive officer; the current market value of a particular position, based on the skills, knowledge, experience and competencies required for the position; internal comparability of a position as compared to other similar positions within our Company; our desire to pay at market or competitive levels based on current economic and business factors; individual performance; and contributions to the financial performance of the Company by the employee.

Components of Named Executive Officers Compensation

The Compensation Committee is committed to a strong, positive link between our short-term and long-term objectives and our compensation practices. The executive compensation program for our named executive officers is intended to be composed of four basic components tied to performance standards (both objective and subjective) and market practice: base salary; annual cash incentive opportunity; intermediate-term incentive awards in the form of restricted stock, and long-term incentive awards in the form of stock options. The latter two components, intermediate- and long-term incentive awards, were incorporated into our executive compensation program with approval of the 2009 Equity Incentive Plan by the stockholders at the 2009 Annual Meeting.

Base Salary. Base salary compensation for our named executive officers is generally established by the terms of employment agreements between the Company and the named executive officer. The level of base salary is intended to provide appropriate base pay to our named executive officers taking into account their responsibilities, level of experience, individual performance and internal equity considerations. The Compensation Committee takes into account both Company and individual performance in setting compensation. The Company has recognized that to attract talented employees from secure positions at other more stable or mature companies, we must be able to pay competitive base salaries (while also supplementing the salaries with cash and equity incentive compensation). The Compensation Committee annually reviews the salaries of our named executive officers. The Compensation Committee believes in pay for performance and providing market salaries with significant equity appreciation opportunities.

Annual Cash Incentive Opportunity. The employment agreements of Messrs. Ezzell and Anderson provide that each will receive an annual cash bonus equal to 30% of his base salary and is eligible to receive an additional bonus of up to 30% of his base salary depending on their individual contribution and performance metrics determined and recommended by our Chief Executive Officer and approved by the Compensation Committee. In connection with services performed in 2009, each of Messrs. Ezzell and Anderson have received a cash bonus equal to 30% of their base salary and each may receive an additional 30% discretionary bonus.

Intermediate-Term Incentive Awards. We believe that the use of intermediate-term incentive awards in the form of restricted stock should be an important component of our executive compensation. Our 2009 Equity Incentive Plan authorizes us to grant restricted stock to employees, directors and consultants. In conjunction with their employment agreements, in 2009, Messrs. Ezzell and Anderson were granted restricted stock awards of 125,000 shares each, with vesting schedules based on their tenure with the Company. The expected use of restricted stock with vesting based on tenure was particularly important for the hiring of Messrs. Ezzell and Anderson since both joined at the inception of the Company and, accordingly, took on a high risk when agreeing to serve the Company. We believe that in general, for each of our executives, such grants of restricted stock will provide an incentive to remain in our employ without the need for a short-term significant increase in our stock price because restricted stock retains value despite short-term decreases in our stock price, unlike stock options that lose significant value if our stock price falls below the exercise price. For Messrs. Ezzell and Anderson, the restricted stock grants were a part of their initial compensation package, similar to a “sign-on bonus,” for accepting the risk of joining a high risk development stage company and for assisting in our Company’s growth at an early stage.

Long-Term Incentive Awards. We intend to utilize stock options as the primary vehicle for payment of long-term compensation to our named executive officers and non-named executive officer management employees over the next several years. Our 2009 Equity Incentive Plan authorizes us to grant stock options to employees, directors and consultants. The Compensation Committee believes that stock options are a necessary part of compensation packages granted to employees because they help attract and retain employees; the value received by the recipient of a stock option is based on the growth of our stock price, thereby creating and enhancing incentives to increase our stock price and maximize stockholder value; and they create a balance with shorter term incentives such as base salary and bonuses and intermediate-term incentives such as restricted stock. The Compensation Committee will determine stock option awards to the named executive officers, and take into account the recommendations of the Chief Executive Officer in making decisions on the other named executive officers.

In determining the number and vesting schedule of stock options granted to named executive officers and other employees, the Compensation Committee will generally take into account the individual’s position, tenure with the Company, scope of responsibility, value of stock options in relation to the other elements of the individual’s total compensation and, where applicable, the need to attract and retain the individual for his or her current position.

All stock option grants are will be required to be approved by the Compensation Committee. The Company will not time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company.

In 2009, each of Messrs. Ezzell and Anderson received options to purchase 135,000 shares of common stock, with an exercise price of $3.98. One-third of the options vest on August 13, 2010, one-third vest on August 13, 2011 and one-third vest on August  13, 2012.

Severance Arrangements and Change-in-Control Payments

We have entered into employment agreements with Messrs. Ezzell and Anderson that contain provisions that provide certain severance and change-in-control benefits, which are fully discussed in the section below entitled “Executive Employment Agreements and Potential Payments Upon Termination or Change-in-Control.” We believe these employment agreements provide severance and change-in-control protection under market-competitive terms.

Our outlook with respect to these change-in-control provisions is that they are appropriate because they make it easier for the executives to focus on the best interests of our Company and stockholders rather than the implications for them personally in the event our Company faces the possibility of a change-in-control. These provisions were designed to:

•	be consistent with current market practices;

•	afford reasonable protection without creating any undue windfall;

•	enhance the Company’s ability to retain key employees during critical but uncertain times; and

•	enhance an acquirer’s potential interest in retaining key executives.

Severance payments are only made under the employment agreements if the named executive officer complies with the confidentiality and other provisions of the agreements. We believe that these severance and change-in-control payment provisions in our executive employment agreements are necessary in order for us to provide competitive compensation within our industry and to encourage our named executive officers to remain in our employ.

Tax and Accounting Information

Section 162(m) of the Code and the Omnibus Budget Reconciliation Act of 1993 and regulations adopted thereunder, place limits on deductibility of compensation in excess of $1.0 million paid in any one year to the our Chief Executive Officer and our three other most highly compensated executive officers, employed at year end, unless this compensation qualifies as “performance based.” The non-performance based compensation paid in cash to each of our named executive officers did not exceed the $1.0 million limit per officer in 2009, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our named executive officers will exceed that limit in 2010. Although it will consider the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain, and motivate high caliber executives and to align the executives’ interests with those of our stockholders.

For 2009 and continuing thereafter, the Compensation Committee has considered and will continue to consider the impact of the requirement under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), that we record in our financial statements the expense incurred when stock options are granted to employees. In addition, the Compensation Committee will examine the tax impact on employees and the potential tax deductions to the Company with respect to the exercise of stock option grants. We do not pay or reimburse any named executive officers for any taxes due upon exercise of a stock option.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) set forth above. Based on such review and discussion, the Compensation Committee has recommended to the Board of the Company that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and this Proxy Statement.

Dan Quayle (Chair)

Alfred E. Osborne, Jr.

Lou Holtz

March 26, 2010

Summary Compensation Table

The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to its named executive officers during fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Options ($)(3)	All Other Compensation ($)	Total ($)
Richard J. Heckmann(1)	2009	—	—	—	—	—	—
Chairman and Chief Executive Officer	2008	—	—	—	—	$100,000	$100,000
	2007	—	—	—	—	$70,000	$70,000

Brian R. Anderson	2009	$175,000	$52,500	$525,000	$275,400	—	$1,027,900
Vice President, Chief Financial Officer and Treasurer	2008	$175,000	$25,000	—	—	—	$200,000
	2007	—	—	—	—	—	—

Donald G. Ezzell	2009	$175,000	$52,500	$525,000	$275,400	—	$1,027,900
Vice President, General Counsel and Secretary	2008	$175,000	$25,000	—	—	—	$200,000
	2007	—	—	—	—	—	—

(1)	Mr. Heckmann does not receive any salary or bonus. Beginning after we completed our initial public offering in November 2007 and ending in October 2008, when we consummated our initial business combination, Mr. Heckmann received a monthly fee of $10,000 to reimburse for the provision of administrative services, secretarial support and office space.

(2)	Messrs. Ezzell and Anderson each received in 2009 125,000 shares of restricted stock, of which two-thirds vested in 2009 since the award was designed for 2008 and 2009 under their respective employment agreements but conditioned on later approval of the 2009 Equity Incentive Plan at the 2009 Annual Meeting of Stockholders. The design of the award is to provide market competitive compensation for services across multiple years of service. However, the dollar amount reflected in this column is equal to the aggregate grant date fair value of such shares computed in accordance with FASB ASC Topic 718, meaning the entire value of the grant is presented in a lump sum. These amounts should be reviewed and considered in conjunction with the figures in column four of the “Option Exercises and Stock Vested” tables on page 24 below which reveal that the executive is realizing value across multiple years of service rather than any single year.

(3)	Messrs. Ezzell and Anderson each received in 2009 options to purchase 135,000 shares of common stock which vest in one-third increments per year in each of 2010, 2011, and 2012. The design of the award is to provide market competitive compensation for services across multiple years of service. However, the dollar amount reflected in this column is equal to the aggregate grant date fair value of such options computed in accordance with FASB ASC Topic 718, meaning the entire value of the grant is presented in a lump sum.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards during 2009 to our named executive officers.

Name	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)	Grant Date Fair Value of Option Awards ($/Sh)(3)
Richard J. Heckmann	—	—	—	—
Brian R. Anderson	125,000	135,000	$3.98	$4.20	$2.04
Donald G. Ezzell	125,000	135,000	$3.98	$4.20	$2.04

(1)	The restricted stock award made to each named executive officer vests (and the risk of forfeiture lapses) over the two years following date of award, and will be fully vested on April 15, 2010.

(2)	One-third of the options vest on August 13, 2010, one-third vest on August 13, 2011 and one-third vest on August 13, 2012.

(3)	The dollar amount reflected in this column is equal to the per share aggregate grant date fair value of the stock and options awards computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year End

The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of our named executive officers, as of December 31, 2009. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the value of the awards of restricted stock will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Richard J. Heckmann	—	—	—	—	—	—
Brian R. Anderson	—	135,000	$3.98	08/13/2019	41,667	$207,918
Donald G. Ezzell	—	135,000	$3.98	08/13/2019	41,667	$207,918

(1)	One-third of the options vest on August 13, 2010, one-third vest on August 13, 2011 and one-third vest on August 13, 2012.

(2)	The restricted stock award made to each named executive officer vests (and the risk of forfeiture lapses) over the two years following date of award, and will be fully vested on April 15, 2010.

(3)	Amounts represent the closing price of our common stock on December 31, 2009 of $4.99, multiplied by the number of unvested shares.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise or vesting of equity awards during 2009 and the amount realized on such exercise or vesting for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard J. Heckmann	—	—	—	—
Brian R. Anderson	—	—	83,333	$350,000
Donald G. Ezzell	—	—	83,333	$350,000

(1)	These amounts are equal to $4.20, the closing price of our common stock on the on the vesting date of May 11, 2009, multiplied by the number of shares vested. These amounts should be reviewed and considered in conjunction with the figures in columns five and seven of the Summary Compensation Table on page 22 above which reveal that the executive is realizing value across multiple years of service rather than any single year.

Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control

We do not have an employment agreement with Richard J. Heckmann. We have entered into employment agreements with Messrs. Ezzell and Anderson that provide each with certain severance benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason.

The employment agreements with Messrs. Ezzell and Anderson are for a term of one year. However, the term of the agreement is automatically extended each day so that the remainder of the term is always one year. The employment agreements provide each of Messrs. Ezzell and Anderson with an annual salary of $175,000, a guaranteed bonus of 30% of annual salary, an opportunity for an additional discretionary bonus of up to 30% of annual salary, a grant of 125,000 shares of restricted stock and an opportunity to receive an executive level grant of stock options, and health and vacation benefits.

Their agreements provide that if terminated by us other than for cause or resignation for good reason, Messrs. Ezzell and Anderson, as applicable, will receive the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent twelve months’ base salary and bonus, and the lapse of all restrictions on stock and full vesting of all equity grants. Each shall also remain covered by the Company’s health benefits plan for one year.

In the event of termination by us other than for cause or resignation for good reason, in either case, within one year following a change-in-control of the Company, or within six months prior to a change-in-control where such termination is in connection with the change-in-control, Messrs. Ezzell and Anderson, as applicable, will receive a payment equal to two times his most recent annual base salary and bonuses, the lapse of all restrictions on stock and full vesting of all equity grants, and coverage by the Company’s health benefits plan for two years.

In the event of termination of their employment due to death or disability, our employment agreements with Messrs. Ezzell and Anderson require us to pay to them or their estate a lump-sum payment equal to their most recent twelve months’ salary and all restrictions on stock will lapse and all other equity grants will vest.

For purposes of the employment agreements, “cause” is deemed to exist if the executive, at any time: commits a material breach of his employment agreement, is guilty of gross negligence in connection with or affecting the business or affairs of the Company, is guilty of insubordination, or is convicted of, or pleads no contest to, a felony criminal offense.

For purposes of the employment agreements, “good reason” generally means a material change in an executive’s authority, duties, and executive responsibilities with the Company, a change in direct reporting to anyone other than the Chief Executive Officer, or a material breach of his employment agreement by the Company.

In the tables below, we summarize the estimated payments that will be made to Messrs. Ezzell and Anderson upon a termination of employment in the various circumstances listed. The table should be read together with the above description of our employment agreements with Messrs. Ezzell and Anderson. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event took place on December 31, 2009, with base salaries in effect at the end of the 2009 fiscal year and bonuses actually paid during 2009 being used for purposes of any severance payout calculation.

Bonus. The tables below use the amount of the bonuses payable to Messrs. Ezzell and Anderson for services during 2009.

Termination in Connection with a Change-in-Control. No cash payment will be made solely because of a change-in-control. For Messrs. Ezzell and Anderson, the cash payments described under the heading “Termination in Connection with a Change-in-Control” in the tables below will be triggered upon a termination by us without cause or a resignation by the executive for good reason, in either case, within one year following a change-in-control of the Company, or within six months prior to a change-in-control where such termination is in connection with the change-in-control.

Equity Acceleration upon a Change-in-Control. Our employment agreements with Messrs. Ezzell and Anderson provide that all restrictions on stock will lapse and all equity grants will vest if they are terminated by us without cause or resign for good reason, regardless of whether such termination or resignation is in connection with a change-in-control, or if their employment terminates due to death or disability.

Health Benefits. The tables below do not include certain health benefits that may be payable on termination as set forth in our employment agreements with Messrs. Ezzell and Anderson. As described in their employment agreements, Messrs. Ezzell and Anderson are entitled to the continuation of health benefits for a period of one year in the event of a termination by us without cause or resignation with good reason, or, in the event of a termination in connection with a change-in-control, for a period two years. As of December 31, 2009, the monthly cost of such benefits for Messrs. Ezzell and Anderson was approximately $1,500 each.

The following table describes the potential payments upon termination for Donald G. Ezzell, our Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Cash Compensation
Base Salary	$175,000	$175,000	$350,000	$175,000	$0	$0
Bonus	$52,500	$52,500	$105,000	$52,500	$0	$0
Incentives
Acceleration of Unvested Equity Grants and Restricted Stock	$275,400	$275,400	$275,400	$275,400	$0	$0
Total	$710,816	$710,816	$938,316	$710,400	$0	$0

The following table describes the potential payments upon termination for Brian R. Anderson, our Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Cash Compensation
Base Salary	$175,000	$175,000	$350,000	$175,000	$0	$0
Bonus	$52,500	$52,500	$105,000	$52,500	$0	$0
Incentives
Acceleration of Unvested Equity Grants and Restricted Stock	$275,400	$275,400	$275,400	$275,400	$0	$0
Total	$710,816	$710,816	$938,316	$710,400	$0	$0

Board Compensation

During 2007, 2008 and 2009, we did not pay our directors any compensation for serving on the Board, although we reimbursed our directors for their out-of-pocket expenses incurred in traveling to a Board meeting during 2009. In connection with their appointments to the Board, we agreed to grant Messrs. Seidel and Barkett 20,000 shares each of restricted stock, which grants occurred in 2009, but vest over multiple years. The dollar value of these awards based upon the aggregate grant date fair value of such shares computed in accordance with FASB ASC Topic 718 is $168,000, meaning the entire value of the grant is presented in a lump sum.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction may be consummated, and may continue, only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person.

On May 6, 2009, the Company purchased approximately 7% of the equity of Underground Solutions, Inc., a water infrastructure and pipeline company located in Poway, California for approximately $6.8 million in cash. Also during 2009, the Company purchased shares of Underground Solutions, Inc.’s Series A Convertible Preferred Stock for approximately $400,000 in cash. Andrew D. Seidel, a director of the Company, is the chairman, chief executive officer and owner of a significant minority percentage of the equity of Underground Solutions, Inc. Our Audit Committee reviewed and approved these related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock on March 22, 2010, by (i) those persons known by management of the Company to beneficially own 5% or more of our common stock, (ii) each director and director-nominee, (iii) our named executive officers, and (iv) all executive officers and directors of the Company as a group.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Richard J. Heckmann(3)(4)	17,885,736	15.7%
Chairman and Chief Executive Officer

Lou Holtz(5)	1,188,232	*
Director

Edward A. Barkett	20,000	*
Director

Dan Quayle(6)(7)	594,116	*
Director

Andrew D. Seidel(8)	47,000	*
Director

Alfred E. Osborne(6)(9)	596,116	*
Director

Brian R. Anderson(10)	245,000	*
Vice President, Chief Financial Officer and Treasurer

Donald G. Ezzell(10)(11)	325,000	*
Vice President, General Counsel and Secretary

Executive officers, directors and director-nominees as a group	19,960,700	17.9%

FMR LLC(12)	15,341,670	14.1%
82 Devonshire Street Boston, Massachusetts 02109

Brian Taylor(13) Pine River Capital Management L.P. 601 Carlson Parkway Suite 330 Minnetonka, MN 55305	7,019,535	6.5%

John A. Murphy(14) 222 Berkeley St., 17th Floor Boston, MA 02116	9,400,000	8.6%

Highbridge International LLC(15) The Cayman Corporate Centre 4th Floor 27 Hospital Road Grand Cayman E9 00000	5,402,710	4.7%

Remy Trafelet(16) 590 Madison Avenue 39th Floor New York, NY 10022	6,160,918	5.5%

BlackRock, Inc.(17) 40 East 52nd Street New York, NY 10022	9,477,221	8.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each director, director-nominee and officer is c/o Heckmann Corporation, 75080 Frank Sinatra Dr., Palm Desert, California 92211. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to the Company.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 22, 2010 are deemed outstanding. For each individual and group, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 108,750,650 shares of common stock outstanding on March 22, 2010 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 22, 2010. The Company is not aware of any pledge of common stock that could result in a change of control of the Company.

(3)	Mr. Heckmann beneficially owns 17,885,736 shares of common stock as follows: (i) Mr. Heckmann holds of record 50,000 shares of common stock and 5,000,000 sponsor warrants, which are currently exercisable, (ii) Mr. Heckmann is deemed to be the indirect owner of 68,500 shares of common stock that are held of record by Mr. Heckmann’s spouse, Wendy Hope Heckmann, (iii) Mr. Heckmann is deemed to be the indirect owner of 68,500 shares of common stock that are held of record by three of his children, each of whom resides with Mr. Heckmann, (iv) Mr. Heckmann indirectly owns 12,698,736 shares of common stock that are held of record by Heckmann Acquisition, LLC, a Delaware limited liability company, of which Heckmann Enterprises, Inc., a California corporation, is the sole member; Mr. Heckmann is sole shareholder of Heckmann Enterprises, Inc. Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are currently exercisable or exercisable within 60 days are deemed outstanding. Mr. Heckmann disclaims beneficial ownership of (i) 150,000 shares of common stock held of record by Heckmann Acquisition, LLC, in which such shares Donald G. Ezzell and Brian G. Anderson have an interest by virtue of their interest in Heckmann Acquisition, LLC, (ii) 68,500 shares of common stock gifted to and held of record by his spouse, Wendy Hope Heckmann, (iii) 62,500 shares of common stock gifted to and held of record by an adult daughter that resides with him. Mr. Heckmann has also given 258,000 shares of common stock to and held of record by adult children that do not reside with him.

(4)	Includes 5,000,000 shares of common stock underlying warrants that are currently exercisable.

(5)	Includes 1,000,000 shares of common stock underlying warrants that are currently exercisable.

(6)	Includes 500,000 shares of common stock underlying warrants that are currently exercisable.

(7)	Includes 94,116 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust.

(8)	Includes 27,333 shares that are held of record by the Andrew D. Seidel Living Trust and 13,000 shares that have been placed in Mr. Seidel’s Individual Retirement Account.

(9)	Includes 96,116 shares that are held of record by the Alfred E. Osborne Jr. & Dancy Rahnasto Osborne Trust.

(10)	Includes 75,000 shares of common stock and 75,000 warrants, in which such shares and warrants Donald G. Ezzell and Brian G. Anderson receive an interest through their interest in Heckmann Acquisition, LLC.

(11)	Includes 30,000 shares of common stock and 50,000 shares of common stock underlying warrants that are currently exercisable.

(12)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, which indicates that various persons have the right or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,805,883 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

The ownership of one investment company, Fidelity Growth Strategies Fund, amounts to 8,966,600 shares. Fidelity Growth Strategies Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,805,883 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,086,370 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 1,086,370 shares and sole power to vote or to direct the voting of 1,086,370 shares owned by the institutional accounts or funds advised by PGALLC as reported above.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smhfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 3,449,417 shares as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 3,449,417 shares and sole power to vote or to direct the voting of 3,033,407 shares owned by the institutional accounts managed by PGATC as reported above.

(13)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on January 15, 2010 by Brian Taylor, Pine River Capital Management, L.P. and Nisswa Acquisition Master Fund Ltd., all of which disclaim beneficial ownership in these shares of common stock except to the extent of their pecuniary interest therein. The 13G indicates that Brian Taylor and Pine River Capital Management, L.P. share power to vote or direct the vote of, and to dispose or direct the disposition of, all of these shares, and that Nisswa Acquisition Master Fund shares power to vote or direct the vote of, and to dispose or direct the disposition of, 6,832,697 of these shares.

(14)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 16, 2010 by John A. Murphy, Alydar Capital, LLC, Alydar Partners, LLC, Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. Pursuant to the 13G, John A. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. John A. Murphy disclaims beneficial ownership in these securities.

(15)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 10, 2010 by Highbridge International LLC, Highbridge Capital Management, LLC and Glenn Dubin. Highbridge International LLC beneficially owns warrants that are currently exercisable to purchase 5,200,000 shares of common stock and 202,710 shares of common stock, and each of Highbridge Capital Management, LLC and Glenn Dubin may be deemed the beneficial owner of the warrants and shares of common stock beneficially owned by Highbridge International LLC. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glenn Dubin is the chief executive officer of Highbridge Capital Management, LLC. Highbridge Capital Management, LLC and Glenn Dubin disclaim beneficial ownership of shares of common stock held by Highbridge International LLC.

(16)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 13, 2009 by Remy Trafelet, Trafelet Capital Management, L.P. and Trafelet & Company, LLC. Includes 2,516,418 shares of common stock and 3,644,500 shares of common stock issuable upon exercise of warrants held in the aggregate by several private investment funds for which Trafelet Capital Management, L.P. serves as the investment manager. Trafelet & Company, LLC serves as the general partner of Trafelet Capital Management, L.P. and Remy Trafelet serves as managing member of Trafelet & Company, LLC. Each of Mr. Trafelet, Trafelet Capital Management, L.P. and Trafelet & Company, LLC disclaims beneficial ownership of the these securities except to the extent of its or his pecuniary interest therein.

(17)	Based solely on information contained in the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of these forms and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2009, except that Edward A. Barkett, a member of our Board, did not timely make a filing to report the issuance to him of 20,000 shares of restricted stock upon becoming a director due to a delay in acquiring initial SEC reporting codes for listed company service.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Pursuant to Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2011 annual meeting of stockholders must be received at our principal executive offices not later than December 26, 2010, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

If a stockholder who wishes to present a proposal fails to notify us by December 26, 2010 and such proposal is brought before the 2011 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2011 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In addition to the SEC’s proxy rules, our Bylaws provide certain requirements that must be met for business to be properly brought before an annual meeting of stockholders. Pursuant to our Bylaws, only business brought before the annual meeting in accordance with the following procedures may be transacted. Business may be brought before an annual meeting of stockholders only (1) if specified in the notice of meeting by or at the direction of the Board or (2) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote at the meeting, and who complies with the following notice procedures. For business to be brought properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice of such business in proper written form to our Secretary.

Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or more than 60 days after the anniversary of the prior year’s annual meeting, notice by a stockholder for the current year’s annual meeting must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which we first publicly announce the date of such meeting.

To be in proper written form, our Bylaws provide that a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Stockholders should submit their proposals to Heckmann Corporation, 75080 Frank Sinatra Drive Palm Desert, CA 92211, Attention: Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s common stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to Heckmann Corporation, 75080 Frank Sinatra Drive, Palm Desert, CA 92211, Attention: Investor Relations or contact the Company at (760) 341-3606, and we will promptly send you what you have requested without charge. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxies will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. Discretionary authority for them to do so is contained in the proxy.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting the Company by mail at 75080 Frank Sinatra Drive, Palm Desert, CA 92211, or by phone at (760) 341-3606. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 30, 2009.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Donald G. Ezzell

Vice President, General Counsel and Secretary

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ANNUAL MEETING OF STOCKHOLDERS

PROXY

OF

HECKMANN CORPORATION

May 7, 2010

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF

HECKMANN CORPORATION.

The undersigned, having read the Notice of Annual Meeting of Stockholders and the Proxy Statement dated March 26, 2010, receipt of which are hereby acknowledged, hereby appoint(s) Richard J. Heckmann and Donald G. Ezzell, or either of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of stockholders of Heckmann Corporation to be held at 75080 Frank Sinatra Drive, Palm Desert, California 92211, on May 7, 2010 at 10:00 a.m., local time, and at all continuations, adjournments or postponements thereof. You are encouraged to specify your choice by marking the appropriate box. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the election of each Class III director nominees and FOR the other proposal described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

■	(Continued, and to be signed and dated, on the reverse side)	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

HECKMANN CORPORATION

May 7, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.heckmanncorp.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20230000000000000000 0	050710

The Heckmann Corporation Board of Directors unanimously recommends a vote FOR:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect two Class III directors				2. Ratification of the appointment of GHP Horwath, P.C. as independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

NOMINEES:

☐	FOR ALL NOMINEES	™ Richard J. Heckmann ™ Alfred E. Osborne, Jr.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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